Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-182360 on Form S-8 of our report dated July 27, 2012, relating to the financial statements of Eagle Bancorp Montana, Inc. (which report expresses an unqualified opinion), appearing in this Annual Report on Form 10-K of Eagle Bancorp Montana, Inc. for the fiscal year ended June 30, 2012.

Certified Public Accountants

Abilene, Texas
September 19, 2012